UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2010

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 80th Street, Kenosha, WI 53143

(Address of principal executive offices)

Registrant’s telephone number, including area code: (262) 656-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2010, Gregg M. Sherrill accepted appointment to the board of directors of Snap-on Incorporated (the “Company”). The appointment was made by the board and will be effective on December 1, 2010. The board was expanded by one, to 12 directors, in connection with Mr. Sherrill’s election. The board intends to submit Mr. Sherrill’s name for shareholder ratification and election at the 2011 Annual Meeting of Shareholders and, in accordance with the Company’s Bylaws, he will be assigned to a class at that time.

Mr. Sherrill, age 57, has served as chairman and chief executive officer of Tenneco Inc., a producer of automotive emission control and ride control products and systems, since January 2007. Previously, Mr. Sherrill was corporate vice president and president, Power Solutions of Johnson Controls Inc., a global diversified technology and industrial company, from 2004 to 2007. Prior to joining Johnson Controls in 1998, Mr. Sherrill held various engineering and manufacturing positions during his 22 years at Ford Motor Company. Mr. Sherrill earned a B.S. in mechanical engineering from Texas A&M University and an M.B.A. from Indiana University’s Graduate School of Business.

Mr. Sherrill will receive the same compensation as other non-employee directors of the Company. He will also receive a pro-rated restricted stock unit grant, valued at approximately $41,667, upon commencement of his service as a director. A committee assignment for Mr. Sherrill will be determined at a future board meeting.

Mr. Sherrill does not have any business relationships with the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP-ON INCORPORATED

Date: November 10, 2010	By:	/s/ Irwin M. Shur
Irwin M. Shur, Vice President,
General Counsel and Secretary